Exhibit i.3

GODFREY & KAHN, S.C.

ATTORNEYS AT LAW

780 NORTH WATER STREET

MILWAUKEE, WISCONSIN  53202

PHONE (414) 273-3500  FAX (414) 273-5198

April 17, 2006

ICAP Funds, Inc.

225 W. Wacker, Suite 2400

Chicago, IL 60606

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion for the ICAP Equity Portfolio dated December 12, 1994 and our opinion for the ICAP Select Equity and ICAP International Portfolios dated December 23, 1997.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.